EXHIBIT 3.2(b)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INTELLIGENT MOTOR CARS GROUP, INC.

         Intelligent Motor Cars Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation for the Corporation:

         RESOLVED, that the Corporation shall amend its Certificate of Incorporation, by deleting the Paragraph FOURTH in its entirety and inserting in its place the following:

          FOURTH: The amount of the total authorized capital stock of this Corporation is:

                  Common Stock: 500,000,000 shares of common stock
                  ------------
                   having $.001 par value.

                  Preferred Stock: 20,000,000 shares of "blank check" preferred
                  ---------------
                  stock, $.001 par value, having such designations, preferences, relative and other rights as the Board of Directors shall, in its discretion, so designate

         SECOND: That in lieu of a meeting and vote of the stockholders, the holders of the outstanding shares of common stock not having less than the minimum number of votes which would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted, have given their written consent to said amendment in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Gerald Scalzo, its Chief Executive Officer and Michael Magolnick its Assistant Secretary, this 7th day of April, 2005.


                                           Intelligent Motor Cars Group, Inc.

                                           By: /s/ Gerald Scalzo
                                               ---------------------------------
                                               Gerald Scalzo, CEO
(SEAL)
ATTEST:


By: /s/ Michael Magolnick
    --------------------------------------
    Michael Magolnick, Assistant Secretary